Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces Second Quarter and First Half 2010 Results and
Initiates Quarterly Cash Dividend and Stock Repurchase Program

New York, NY – July 29, 2010 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced non-GAAP operating net income of $9.3 million, or $0.26 per diluted share, for the quarter ended June 30, 2010.  This compares to non-GAAP operating net income of $8.8 million, or $0.25 per diluted share, for the corresponding quarter in 2009 and non-GAAP operating net income of $13.1 million, or $0.36 per diluted share, for the first quarter of 2010.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results.  GAAP net income was $8.2 million, or $0.22 per diluted share, for the quarter ended June 30, 2010.  This compares to GAAP net income of $7.2 million, or $0.20 per diluted share, for the corresponding quarter in 2009 and GAAP net income of $11.6 million, or $0.32 per diluted share, for the first quarter of 2010.

KBW also announced today that its board of directors has adopted a quarterly dividend policy as well as a stock repurchase program. The board has a declared a cash dividend with respect to the second quarter of $0.05 per share of its outstanding common stock, payable on September 15, 2010 to shareholders of record on September 3, 2010.  The stock repurchase program authorizes the company to repurchase in the aggregate up to $70.0 million of its outstanding common stock.  Purchases under this program may be made from time to time at prevailing market prices in open market purchases, in privately negotiated transactions, in block purchases or otherwise, as may be determined by management.

John G. Duffy, Chairman and Chief Executive Officer, said “Our record first half revenues of $239.1 million for 2010 continue to reflect our leading position as specialists in the financial services sector.  During the second quarter, we acted as lead or co-manager in 14 announced equity transactions in the U.S.  At the same time uncertain markets negatively impacted our fixed income business and other principal transactions.”

“The enactment of financial reform legislation in the U.S. and other regulatory initiatives globally potentially marks the most fundamental change in how financial institutions will operate.  We believe that there will be a strong need to bring capital into the industry to comply with the new legislation and rules and that KBW is extremely well positioned to assist clients and customers in this process. We believe in our long-term ability to grow revenue, profits and shareholder value through the execution of our business model. We continue to be committed to building our core business while looking for additional opportunities to expand our franchise.”

“Our extremely strong capital and cash resources served us well at a time that many of our competitors were compelled to raise capital from the government.  We have now decided to return a portion of our earnings to stockholders through quarterly dividend payments and to implement a stock repurchase program.  We will continue to pursue our growth initiatives and consider market opportunities that may arise."

Highlights for the quarter include:

•
Investment banking revenue increased $18.9 million, or 44.6%, to $61.2 million compared with $42.3 million for the second quarter of 2009, primarily driven by higher equity capital markets revenue in the 2010 quarter. Compared with the first three months of 2010, which included record equity capital market revenue, investment banking revenue decreased $8.8 million, or 12.6%.

•	Commissions revenue remained relatively unchanged at $36.1 million compared with $35.9 million for the second quarter of 2009 and $35.4 million for the first three months of 2010.

•
Principal transactions revenue was $3.3 million compared with $23.6 million for the second quarter of 2009, a decrease of $20.3 million, as a result of reduced customer activity and the impact of adverse markets in the second quarter of 2010, particularly on our fixed income business and on other principal investments, compared with the broad and significant recovery of markets in the second quarter of 2009.

•
Interest and dividend income increased $1.6 million to $3.7 million compared with $2.0 million for the second quarter of 2009, primarily due to higher average holdings of interest bearing assets and a special dividend received of $0.5 million.

•
The operating compensation and benefits ratio was 59.5% on a non-GAAP operating basis (GAAP compensation and benefits expense adjusted for the 2006 initial public offering restricted stock awards amortization) compared with 60.0% for the second quarter of 2009 and 59.5% for the first quarter of 2010. Non-GAAP operating compensation and benefits expense remained relatively unchanged at $63.0 million compared with the second quarter of 2009.  Compared with the first three months of 2010 total of $79.3 million, non-GAAP operating compensation and benefits expense decreased $16.4 million, or 20.6%, reflecting lower revenues.  GAAP compensation and benefits expense remained relatively unchanged at $65.1 million compared with the second quarter of 2009. Compared with the first three months of 2010 total of $81.9 million, GAAP operating compensation and benefits expense decreased $16.8 million, or 20.5%.

•	As of June 30, 2010, preliminary stockholders’ equity, which was all tangible, amounted to $480.5 million and preliminary book value per share was $15.28.

Highlights for the first half include:

•
Investment banking revenue increased $62.0 million, or 89.6%, to $131.1 million compared with $69.2 million for the first six months of 2009, primarily due to a significant increase in equity capital markets transaction revenue.

•
Principal transactions revenue was $22.3 million compared with $27.7 million for the first six months of 2009, a decrease of $5.4 million, primarily as a result of lower fixed income revenue and adverse market conditions in the second quarter of 2010.

•	Commissions revenue remained relatively unchanged at $71.5 million compared with the first six months of 2009.

•
Interest and dividend income increased $2.8 million to $6.6 million compared with $3.8 million for the first six months of 2009, primarily due to higher average holdings of interest bearing assets and a special dividend received of $0.5 million.

•
Operating compensation and benefits expense on a non-GAAP operating basis was $142.3 million compared with $106.4 million for the first six months of 2009, primarily reflecting higher revenues.  The non-GAAP operating compensation ratio was 59.5% compared with 60.0% for the first six months of 2009.  GAAP compensation and benefits expense was $146.9 million compared with $111.1 million for the first six months of 2009.

•
Non-compensation expenses were $57.0 million, an increase of $6.3 million, or 12.5% compared with $50.7 million for the first six months of 2009.  The increase was primarily due to an increase in communications and data processing expense.

KBW, Inc. expects to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on or about August 9, 2010.

Conference Call

A conference call with management discussion of financial results for the quarter and six months ended June 30, 2010 will be held today at 9:00 a.m. eastern time, and can be accessed at (866) 804-6924 (within U.S. and Canada)/(857) 350-1670 (International) (Code:  53909268).  A replay of the call will be available approximately two hours post-call at (888) 286-8010 (within U.S. and Canada)/(617) 801-6888 (International) (Code:  14371562).  A live audio webcast and delayed replay will also be available under “Investor Relations” at http://www.kbw.com.

About KBW
KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited, Keefe, Bruyette & Woods Asia Limited and KBW Asset Management, Inc. is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our annual report on Form 10-K , which is available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Revenues:
Investment banking	$61,173	$69,962	$42,313	$131,135	$69,173
Commissions	36,098	35,404	35,852	71,502	71,871
Principal transactions, net	3,262	19,047	23,580	22,309	27,696
Interest and dividend income	3,670	2,884	2,037	6,554	3,775
Investment advisory fees	497	294	320	791	633
Other	1,106	5,719	994	6,825	4,224

Total revenues	105,806	133,310	105,096	239,116	177,372

Expenses:
Compensation and benefits	65,059	81,878	65,479	146,937	111,146
Occupancy and equipment	5,503	5,612	5,442	11,115	10,601
Communications and data processing	8,159	7,656	7,242	15,815	13,902
Brokerage and clearance	3,780	5,086	3,602	8,866	7,484
Business development	3,801	3,460	3,213	7,261	6,245
Interest	267	258	57	525	226
Other	4,377	9,050	6,452	13,427	12,229
Non-compensation expenses	25,887	31,122	26,008	57,009	50,687
Total expenses	90,946	113,000	91,487	203,946	161,833
Income before income taxes	14,860	20,310	13,609	35,170	15,539
Income tax expense	6,704	8,689	6,396	15,393	7,596
Net income	$8,156	$11,621	$7,213	$19,777	$7,943

Earnings per share:
Basic	$0.22	$0.32	$0.20	$0.54	$0.22
Diluted	$0.22	$0.32	$0.20	$0.54	$0.22

Weighted average number of common
shares outstanding:
Basic	32,481,478	32,240,838	31,405,229	32,361,823	31,380,008
Diluted	32,481,478	32,240,838	31,405,229	32,361,823	31,380,008

Non-GAAP Financial Measures

We have reported in this press release our compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a non-GAAP basis (“Non-GAAP Financial Measures”) for the three months ended June 30, 2010 and 2009 and March 31, 2010, and the six months ended June 30, 2010 and 2009.  Each of the Non-GAAP Financial Measures exclude compensation and benefits expense related to the amortization of IPO restricted stock awards granted in November 2006. While we have granted restricted stock awards and other share-based compensation in connection with our regular compensation of employees and new hires, we do not expect to make any such substantial grants to employees as we did when we granted the restricted stock awards in connection with our IPO.

Our management utilizes these non-GAAP calculations in understanding and analyzing our financial results.  Specifically, our management believes that these Non-GAAP Financial Measures provide useful information by excluding the compensation and benefits expense related to the amortization of the IPO restricted stock awards, which may not be indicative of our core operating results and business outlook. Our management believes that these Non-GAAP Financial Measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Such periods did not and likely will not include substantial grants of restricted stock awards to employees such as the Company-wide IPO restricted stock awards. Our reference to these Non-GAAP Financial Measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These Non-GAAP Financial Measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these Non-GAAP Financial Measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that our GAAP measures of compensation and benefits expense, compensation ratio, net income and diluted earnings per share and the same respective non-GAAP financial measures of our financial performance should be considered together.

The following provides details with respect to reconciling compensation and benefits expense, compensation ratio, net income and diluted earnings per share on a GAAP basis for the three months ended June 30, 2010 and 2009 and March 31, 2010, and the six months ended June 30, 2010 and 2009 to the aforementioned captions on a non-GAAP basis.

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(dollars in thousands, except per share information)

Compensation and benefits expense:
Compensation and benefits expense - GAAP basis	$65,059	$81,878	$65,479	$146,937	$111,146
Adjustment to exclude amortization expense of the IPO awards (a)	(2,105)	(2,558)	(2,421)	(4,663)	(4,723)
Non-GAAP operating compensation and benefits expense (b)	$62,954	$79,320	$63,058	$142,274	$106,423

Compensation ratio (c):
Compensation ratio - GAAP basis	61.5%	61.4%	62.3%	61.5%	62.7%
Non-GAAP operating compensation ratio (b)	59.5%	59.5%	60.0%	59.5%	60.0%

Net income:
Net income - GAAP basis	$8,156	$11,621	$7,213	$19,777	$7,943
Adjustment to exclude amortization expense of the IPO awards,
net of tax benefit (a)	1,158	1,464	1,543	2,622	2,414
Non-GAAP operating net income (b)	$9,314	$13,085	$8,756	$22,399	$10,357

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$0.22	$0.32	$0.20	$0.54	$0.22
Adjustment to exclude amortization expense of the IPO awards,
net of tax benefit (a)	0.04	0.04	0.05	0.08	0.08
Non-GAAP operating diluted earnings per share (b)	$0.26	$0.36	$0.25	$0.62	$0.30

(a)	The adjustment represents the exclusion of the compensation expense related to the amortization of the IPO restricted stock awards granted to employees in November 2006.
(b)	A non-GAAP financial measure that management believes provides the most meaningful comparison between historical, present and future periods.
(c)	The compensation ratio was calculated by dividing compensation and benefits expense by total revenues for each respective period.

Further information regarding these non-GAAP financial measures is included in our annual report on Form 10-K, which is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.